Exhibit 8.2
[FORM OF OPINION OF ECKERT SEAMANS CHERIN & MELLOTT, LLC]
____________ ___, 2010
Snyder’s of Hanover, Inc.
1250 York St.
Hanover, PA 17331
     Re:      Registration Statement on Form S-4
Ladies and Gentlemen:
     We have acted as counsel to Snyder’s of Hanover, Inc., a Pennsylvania corporation (“Snyder’s”), in connection with the preparation and execution of the Agreement and Plan of Merger (the “Agreement”), dated as of July 21, 2010, by and among Snyder’s, Lance, Inc., a North Carolina corporation (“Lance”), and Lima Merger Corp., a Pennsylvania corporation and a wholly-owned subsidiary of Lance (“Merger Sub”). Pursuant to the Agreement, Merger Sub will merge with and into Snyder’s (the “Merger”), with Snyder’s as the surviving corporation. The Merger and certain other matters contemplated by the Agreement, including the special dividend to be received by the holders of Lance common stock (the “Special Dividend”), are described in the Registration Statement on Form S-4 (the “Registration Statement”) of Lance filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”).
     You have requested our opinion regarding the federal income tax matters described in the Registration Statement under the sections “Summary — Material U.S. Federal Income Tax Consequences” and “Material U.S. Federal Income Tax Consequences.”
     In rendering our opinion, we have reviewed (without any independent investigation) the Agreement, the Registration Statement, the certificates of the parties to the Merger and such other documents as we have deemed necessary or appropriate. We have relied upon the truth and accuracy at all relevant times of the facts, statements, covenants, representations and warranties contained in the Agreement, the Registration Statement, and the certificates, and have assumed that the Merger will be consummated in accordance with the Agreement and the certificates and without breach or waiver of any material provision thereof. We have also assumed the authenticity of original documents submitted to us, the conformity to the originals of documents submitted to us as copies, and the due and valid execution and delivery of all such documents where due execution and delivery are a prerequisite to the

Snyder’s of Hanover, Inc.
____________ ___, 2010

effectiveness thereof. We have further assumed the accuracy of any representation or statement made “to the knowledge of” or similarly qualified without such qualification.
     Based upon and subject to the foregoing, the discussion contained in the Registration Statement under the sections “Summary — Material U.S. Federal Income Tax Consequences” and “Material U.S. Federal Income Tax Consequences” constitutes our opinion as to the material U.S. federal income tax consequences to (a) holders of shares of Snyder’s common stock described in the Registration Statement who exchange their shares of Snyder’s common stock in the Merger (whether for shares of Lance common stock or cash in lieu of fractional shares of Lance common stock) and (b) holders of Lance common stock described in the Registration Statement in connection with both the Merger and the payment of the Special Dividend, all subject to the assumptions, limitations and qualifications referred to therein.
     We hereby consent to the filing of our opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act.
Sincerely,
ECKERT SEAMANS CHERIN & MELLOTT, LLC